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                                                                Exhibit 15.1



        Letter Re: Unaudited Interim Financial Information
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Aetna Life and Casualty Company
Hartford, Connecticut

Gentlemen:

With respect to the Registration Statement on Form S-4 of Aetna Inc. and the Registration Statements (Nos. 2-91754, 33-26157, 33-36049 and 33-80632) of U.S.
Healthcare, Inc., we acknowledge our awareness of the incorporation by reference of our report dated April 25, 1996 related to our review of interim financial information of Aetna Life and Casualty Company.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                        /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
June 11, 1996